Exhibit 10.7 Investment Banking Engagement Agreement

INVESTMENT BANKING ENGAGEMENT AGREEMENT

March 14th, 2019

Jeffrey J. Guzy

Chairman of the Board

CoJax Oil and Gas Corporation

3033 Wilson Boulevard, Suite E-605

Arlington, Virginia   22203

Dear Mr. Guzy:

Newbridge Securities Corporation (“Newbridge”) is pleased to provide investment banking, and Corporate Advisory services to CoJax Oil and Gas Corporation, a Virginia corporation, (the “Company”) on the terms and conditions in this letter agreement (the “Agreement”).

1.

Engagement; Nature of Services.

Newbridge will act as the Company’s financial advisor with respect to the matters listed below and may perform such services as it deems reasonably necessary.

a)

Corporate Advisory Services.  Newbridge shall provide the Company with general corporate advisory services in connection with investment banking matters such as:

i.

Assisting the company with the process of becoming a public company, wherein the Company either merges with a US public market vehicle, or files an S-1 Registration statement (the “Transaction”);

ii.

Assisting in the identification of the necessary service providers to effectuate the Transaction, including, but not limited to US legal counsel, a PCAOB audit firm, and Transfer Agency, for the purpose of the Transaction;

iii.

Assisting in the identification of service providers who can get the Company’s stock to commence trading, including, but not limited to parties who can file the necessary regulatory forms, and market-makers, for the purpose of the Transaction;

iv.

Assisting in the preparation of a corporate presentation;

v.

Assisting with coordinating outside corporate communications and investor relations professionals;

vi.

Introducing the Company to pertinent equity research professionals;

vii.

Assisting in getting the Company to attend various small-cap investor conferences;

viii.

Upon request, rendering of advice related to capital structures, capital market opportunities, enhancing shareholder value, asset allocation or exit strategies;

ix.

Upon request, evaluate any potential capital raise transaction proposals on behalf of the Company and providing guidance with respect to structure and valuation;

x.

Assisting in any discussions of any capital raise or financing arrangement, as requested by the Company;

xi.

Upon request, provide the Company with available market data;

xii.

Assisting in drafting of press releases; and

xiii.

Make ourselves available for board meetings.

Newbridge shall not be required to undertake duties not reasonably within the scope of the investment banking or financial advisory services contemplated by this Agreement or to spend

Investment Advisory Services offered through Newbridge Financial Services Group, Inc. an SEC Registered Investment Advisor

5200 Town Center Circle Tower One, Suite 306 Boca Raton, FL  33486 | Telephone: 561.395.1220   Fax: 561.229.1531

Corporate Website: www.newbridgesecurities.com

Exhibit 10.7 Investment Banking Engagement Agreement

any minimum amount of time in providing such services.  Newbridge does not provide tax, accounting or legal advice.  Any public offerings shall be subject to a separate agreement and are expressly not addressed in this Agreement.

2.

Information.

The Company will furnish and will request the other parties to a Transaction to furnish, to Newbridge such information as Newbridge reasonably requests in connection with performing its services. In performing its services, Newbridge will use and rely upon the information furnished by the Company and the other parties to a Transaction as well as publicly available information regarding the Company and the other parties to a Transaction. Accordingly, Newbridge shall be entitled to assume and rely upon the accuracy and completeness of all such information and is not required to independently verify any information, whether publicly available or otherwise furnished to it, including any financial information, forecasts or projections.  For any financial forecasts and projections made available to Newbridge by the Company or the other parties to a Transaction, Newbridge may assume that the forecasts and projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company or the other parties to a Transaction.  If, in Newbridge’s opinion after completing its due diligence process, the condition or prospects of the Company, financial or otherwise, are not substantially as represented or do not fulfill Newbridge’s expectations, Newbridge shall have the sole discretion to determine whether to continue to participate in any proposed Transaction.

3.

Fees.

For the services to be rendered by Newbridge, the Company shall pay to Newbridge a Corporate Advisory Fee, as set forth below.

a)

Corporate Advisory Fee:  Upon closing by the Company of the Transaction, , wherein the Company either merges with a US public market vehicle, or files an S-1 Registration statement, the Company shall pay to Newbridge a fee of (nine percent) 9.0% of the Aggregate Equity Value of the Company (as defined in Section 17) (the “Fee”).  The Fee shall be paid in Common Stock of the Company (the “Stock”).  The Stock issued pursuant to the Fee, shall be non-refundable, and shall be issued to Newbridge Securities within 5 business days of completing a Transaction.

All equity compensation received as part of the Corporate Advisory Fee, pursuant to this agreement, shall be subject to a lock-up provision, with the following schedule:

i.

30% of the original stock held, can be sold after a holding period of 12 months from the date of the signing of this agreement;

ii.

35% of the original stock held, can be sold after a holding period of 18 months from the date of the signing of this agreement;

iii.

35% of the original stock held, can be sold after a holding period of 24 months from the date of the signing of this agreement;

At Newbridge’s option and upon Newbridge’s written instructions to the Company, the Company shall issue all or a portion of the Stock due to Newbridge under this Agreement directly to specified Newbridge affiliates, employees or any other third-party assignee.  Such assignees shall also be subject to the lock-up provisions described above.  The stock Certificates evidencing such shares shall include a legend reflecting the leak-out provisions.

2.

Expenses.

Investment Advisory Services offered through Newbridge Financial Services Group, Inc. an SEC Registered Investment Advisor

5200 Town Center Circle Tower One, Suite 306 Boca Raton, FL  33486 | Telephone: 561.395.1220   Fax: 561.229.1531

Corporate Website: www.newbridgesecurities.com

Exhibit 10.7 Investment Banking Engagement Agreement

In addition to any fees, and regardless of whether any Transaction is proposed or closed, the Company agrees, from time to time upon written request, to reimburse Newbridge for: (a) all reasonable travel and related expenses arising out of this engagement including, without limitation, our due diligence (including travel expenses incurred in connection with due diligence) and (b) all other reasonable out-of-pocket expenses, including legal fees, incurred in connection with any actual or proposed Transaction or otherwise arising out of this agreement. However, to the extent the total of these expenses exceeds five thousand dollars ($5,000), such excess expenses above $500, shall be subject to the Company’s prior approval, which shall not be unreasonably withheld. The Company shall reimburse Newbridge for all expenses due to it within 10 days of written receipt.

3.

Scope of Responsibility.

Newbridge shall not be liable to the Company, or to any other person claiming through the Company, for any claim, loss, damage, liability, or expense suffered by the Company or any such other person arising out of or related to Newbridge’s engagement except for any claim, loss, damage, liability or expense that arises out of, or is based upon, any action or failure to act by Newbridge that constitutes bad faith, willful misconduct or gross negligence.

4.

Indemnification; Contribution.

a)

The Company agrees to indemnify and hold harmless Newbridge and its officers, directors, shareholders, employees, affiliates, agents and each person who controls Newbridge  (and any of its affiliates) within the meaning of Section 15 of the Securities Act of 1933, as amended or Section 20 of the Securities Exchange Act of 1934, as amended (each an “Indemnified Person”), to the fullest extent lawful, against any and all claims, losses, damages, liabilities, and expenses (including all fees and disbursements of counsel and other expenses reasonably incurred in connection with the investigation of, preparation for and defense of any pending or threatened claim, action, proceeding, inquiry, investigation or litigation, to which an Indemnified Person may become subject) (collectively, “Damages”) incurred that arise out of or are related to any actual or proposed Transaction or Newbridge ‘s engagement under this Agreement.  However, this indemnification shall not include any Damages that are found in a final judgment by a court of competent jurisdiction to have resulted from the bad faith, willful misconduct or gross negligence of Newbridge.

b)

Newbridge agrees to indemnify and hold harmless the Company and its officers, directors, shareholders, employees, affiliates, agents and each person who controls the Company  (and any of its affiliates) within the meaning of Section 15 of the Securities Act of 1933, as amended or Section 20 of the Securities Exchange Act of 1934, as amended (each also considered an “Indemnified Person”), to the fullest extent lawful, against any and all claims, losses, damages, liabilities, and expenses (including all fees and disbursements of counsel and other expenses reasonably incurred in connection with the investigation of, preparation for and defense of any pending or threatened claim, action, proceeding, inquiry, investigation or litigation, to which an Indemnified Person may become subject) (collectively, “Damages”) incurred that arise out of or are related to any actual or proposed Corporate Advisory assignment or Newbridge ‘s engagement under this Agreement.  However, this indemnification shall not include any Damages that are found in a final judgment by a court of competent jurisdiction to have resulted from the bad faith, willful misconduct or gross negligence of Newbridge.

c)

If the indemnity above is unavailable or insufficient to hold harmless an Indemnified Person, then appropriate party shall contribute to amounts paid or payable by an Indemnified Person for Damages in such proportion as appropriately reflects the relative benefits received by the Company on the one hand and Newbridge on the other. If applicable law does not permit allocation solely on the

Investment Advisory Services offered through Newbridge Financial Services Group, Inc. an SEC Registered Investment Advisor

5200 Town Center Circle Tower One, Suite 306 Boca Raton, FL  33486 | Telephone: 561.395.1220   Fax: 561.229.1531

Corporate Website: www.newbridgesecurities.com

Exhibit 10.7 Investment Banking Engagement Agreement

basis of benefits, then such contribution shall be made in such proportion as appropriately reflects both the relative benefits and relative fault of the parties and other relevant equitable considerations.

d)

Promptly after receipt by the other party of notice of any claim or the commencement of any action for which an Indemnified Person may be entitled to indemnity, the noticed party shall promptly notify other party of such claim or the commencement of such against the Indemnified Person that would give rise to indemnification.  However, any delay or failure to notify the other party will not relieve the other party of its indemnity obligation except to the extent it is materially prejudiced by such delay or failure.  The noticed party may participate in the defense of the claim and shall assume the defense of the claim and shall pay as incurred the fees and disbursements of counsel for the proceeding. In any proceeding where the noticed party declines to assume the defense or the noticed party’s counsel is deemed to have a conflict of interest, the Indemnified Person shall have the right to retain its own counsel which shall be reasonably satisfactory to the noticed party. The noticed party shall pay the fees and expenses of such counsel as incurred.  However, the noticed party shall not be responsible for the fees and expenses of more than one counsel (other than counsel of record) for all Indemnified Persons.

e)

The noticed party will not enter into any waiver, release or settlement for any threatened or pending claim, action, proceeding or investigation or settle any related litigation for which indemnification may be sought under this Agreement (whether or not Indemnified Persons are a formal party to the litigation), unless the waiver, release or settlement includes an unconditional release of each Indemnified Person from any and all liability arising out of the threatened or pending claim, action, proceeding, investigation or litigation.

1.

Term; Termination of Engagement.

The term of this engagement shall be for twelve (12) months from the date of this Agreement (the “Term”).  But if at the end of the Term, negotiations or discussions are in progress for a Transaction, then the Term shall be automatically extended on a month-to-month basis until all negotiations or discussions cease or the Transaction is completed. Nevertheless, Newbridge’s engagement may be terminated by either the Company or Newbridge at any time upon written notice to that effect to the other party.  Notwithstanding the foregoing, upon completion of a Transaction and the issuance of the Fee, Newbridge shall not terminate its engagement without cause until the completion of the Term.  Upon expiration or termination of this Agreement, Newbridge shall provide the Company with a written list of parties with whom it has had discussions in connection with any proposed Transaction.  After this Agreement expires or if the Company terminates this Agreement without Cause (as defined below), Newbridge shall be paid its full fee under Section 3 if (a) at any time within twelve (12) months after termination of this Agreement, a Transaction is consummated with a party identified to the Company by Newbridge on the list, or (b) the Company enters into an agreement during the term of this Agreement or during the following 12 months contemplating a Transaction and the Transaction is ultimately consummated with a party identified on the list.  “Cause” means a material breach of this Agreement by Newbridge, which breach shall not have been cured within a reasonable period following written notice of the breach to Newbridge by the Company.

The provisions of this Section 7 and of Sections 4, 5 and 6 of this Agreement shall survive termination.

2.

Representations and Warranties; Covenants.

The Company represents, warrants and covenants as follows:

a)

All information provided by the Company will be accurate and complete in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made.

b)

During the term of this Agreement, the Company will (a) promptly notify Newbridge  of any material development in the operations, financial condition or prospects of the Company or its assets, whether or not in the ordinary course of business, (b) provide copies of its annual reports and other financial reports at the earliest time the Company makes them available to others, and (c) provide such other information concerning the business and financial condition of the Company and its assets as Newbridge may from time to time reasonably request.

c)

The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated in this Agreement have been duly authorized by all necessary corporate action and will not conflict with or constitute a breach of, or default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company pursuant to, any contract, indenture, mortgage, loan agreement, note lease or other instrument to which the Company is bound, or to which any property or assets of the Company are subject.

1.

Reliance on Others.

The Company confirms that it will rely on its own counsel and accountants for legal, tax and accounting advice.

2.

No Rights in Shareholders, etc.

Newbridge has been engaged only by the Company, and this engagement is not deemed to be on behalf of and is not intended to confer rights upon any shareholder, partner or other owner of the Company or any other person not a party to this Agreement as against Newbridge. Unless otherwise expressly agreed, no one other than the Company is authorized to rely upon this engagement of Newbridge or to rely upon any statements, advice, opinions or conduct by Newbridge.

3.

Independent Contractor; No Fiduciary Duty; Non-Exclusive Services.

Newbridge’s role is that of an independent contractor and nothing in this Agreement is intended to create or shall be construed as creating a fiduciary relationship between the Company and Newbridge.  Newbridge and its affiliates provide financial advisory services, investment banking services, and consulting advice to others.  Nothing in this Agreement shall limit or restrict Newbridge in providing services to others, except as such services may relate to matters concerning the Company’s business and properties.

4.

Use of Name.

The Company shall not utilize the name “Newbridge” or any derivative thereof, in any publication, announcement or otherwise, without the prior written consent of Newbridge.

5.

Public Disclosure.

Investment Advisory Services offered through Newbridge Financial Services Group, Inc. an SEC Registered Investment Advisor

5200 Town Center Circle Tower One, Suite 306 Boca Raton, FL  33486 | Telephone: 561.395.1220   Fax: 561.229.1531

Corporate Website: www.newbridgesecurities.com

Exhibit 10.7 Investment Banking Engagement Agreement

The Company agrees to distribute at its expense any pre-approved press release via Businesswire National Circuit or a similar news service concerning the Company and its business, as Newbridge may reasonably request.

6.

Advertising.

Newbridge may, at its option and expense: (a) place advertisements in financial and other newspapers and journals (including electronic versions) describing its services to the Company and (b) use the Company’s corporate logo in such advertising or related promotional materials (including electronic versions) concerning Newbridge’s services to the Company. If requested by Newbridge, the Company shall include a mutually acceptable reference to Newbridge in any press release or other public announcement made by the Company regarding a Transaction.

7.

Governing Law; Jurisdiction.

This Agreement shall be governed by and construed in all respects under the laws of the State of Florida, without reference to its conflict of laws provisions.  Any right to trial by jury for any claim, action, proceeding or litigation arising out of this Agreement or any of the matters contemplated in this Agreement is waived by the Company and the Placement Agent. The parties hereby irrevocably and unconditionally: submit to the jurisdiction of the federal and state courts located in Palm Beach County Florida, for any dispute related to this Agreement or any of the matters contemplated hereby; consent to service of process by registered or certified mail return receipt requested or by any other manner provided by applicable law; and waive any right to claim that any action, proceeding or litigation so commenced has been commenced in an inconvenient forum.

8.

Miscellaneous.

Nothing in this Agreement is intended to obligate Newbridge to provide any services other than as set forth above. This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall be considered a single instrument. This Agreement constitutes the entire agreement between the parties, and supersedes all prior agreements and understandings (both written and oral) of the parties with respect to the subject matter of this Agreement.  This Agreement cannot be amended or otherwise modified except in writing signed by the parties. The provisions of this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company and Newbridge.

9.

Definitions

a)

“Aggregate Equity Value” shall be based on the number of outstanding shares of the common stock of the post-closing surviving entity upon the consummation of the Transaction, on a fully diluted basis.   Stock options issued to the operating management team of the Company but not yet vested as of the consummation of the Transaction, shall be excluded from the calculation of the Aggregate Equity Value.

If the foregoing correctly sets forth the understanding between Newbridge and the Company, please so indicate in the space provided below for that purpose within five (5) business days of the date hereof or this Agreement shall be withdrawn and become null and void.  The undersigned parties hereto have caused this Agreement to be duly executed by their authorized representatives, pursuant to corporate board approval and intend to be legally bound.

Sincerely,

Newbridge Securities Corporation

By: /s/ Bruce Jordan

Bruce Jordan

Managing Director – Investment Banking

ACCEPTED AND AGREED:

CoJax Oil and Gas Corporation

By:  /s/ Jeffrey J. Guzy

Name: Jeffrey J. Guzy

Title: Chairman of the Board

Investment Advisory Services offered through Newbridge Financial Services Group, Inc. an SEC Registered Investment Advisor

5200 Town Center Circle Tower One, Suite 306 Boca Raton, FL  33486 | Telephone: 561.395.1220   Fax: 561.229.1531

Corporate Website: www.newbridgesecurities.com